Exhibit 99.1

Post Holdings, Inc. Reports
Results for the First Quarter of Fiscal 2013
St. Louis, Missouri - February 7, 2013 - Post Holdings, Inc. (NYSE:POST), a leading manufacturer, marketer and distributor of branded ready to eat cereals, today reported results for the fiscal quarter ended December 31, 2012.
First Quarter 2013 Highlights:

•	Net sales of $236.9 million

•	Adjusted EBITDA up 15% year over year to $52.5 million

•	U.S. dollar market share for expanded all outlets combined (xAOC) of 10.2% for the thirteen weeks ended December 29, 2012
Post net sales increased 8% for the quarter ended December 31, 2012 as compared to the prior year, primarily driven by a 6% improvement in overall volumes and a 2% increase in average net selling prices. For the quarter ended December 31, 2012, the improved volumes were driven by increases in the Honey Bunches of Oats, Grape Nuts and Pebbles brands which increased 3%, 15% and 5%, respectively, as well as increases from the recently introduced Good Morenings value brand and co-manufacturing agreements. Average net selling prices increased primarily due to lower overall trade and promotional spending despite incrementally higher slotting fees for new product introductions.
Gross profit increased by 7.9% for the first quarter versus prior year on improved net sales, gross profit margin percentage decreased by 0.1% primarily due to higher raw materials costs (primarily grains, fruit and packaging), partially offset by improved fixed cost absorption. Production volume increased with sales volumes, but also reflected inventory build-up as a contingency plan in anticipation of work stoppage at one of our manufacturing facilities. We were successful in reaching an agreement with the labor union without a work stoppage. We anticipate lower production volumes aimed at reducing inventory may unfavorably impact fixed cost absorption in future periods.
Excluding the effect of $2.8 million and $2.7 million of costs related to the transition and separation from Ralcorp incurred during the first quarter of fiscal 2013 and 2012, respectively, selling, general and administrative expenses as a percentage of net sales increased from 27.7% in the first quarter of fiscal 2012 to 29.3% in the first quarter of fiscal 2013. This increase was primarily driven by incremental holding company costs, non-cash mark to market adjustments on deferred compensation liabilities and higher operating company overhead for the new direct sales force.
Adjusted EBITDA for the quarter was $52.5 million versus $45.6 million for the same time period a year ago.
Income tax expense was $3.5 million, which represents an effective income tax rate of 31.5%, for the first quarter, compared to an effective income tax rate of 32.3% for the same period a year ago.
Net earnings were $7.6 million, or $0.23 per diluted share, for the first quarter. Adjusted net earnings and Adjusted diluted earnings per share for the quarter were $10.0 million and $0.31, respectively.
Operating cash flow was $23.6 million and $26.2 million in the first quarters of 2013 and 2012, respectively.  The current year amount was favorably impacted by a $15.0 million premium on our $250 million high yield bond offering completed in October 2012.  Increases in inventory and accounts receivable unfavorably impacted operating cash flow for the 2013 quarter in the aggregate amount of approximately $28.8 million.  Inventory increased for the aforementioned work stoppage contingency plan, and the increase in accounts receivable resulted from large pipeline shipments of new products during the last two weeks of the 2013 first quarter.

According to Nielsen, ready to eat cereal category revenues were down slightly, -0.8%, for the thirteen weeks ended December 29, 2012 as compared to the prior year, and category volumes, measured in pounds, declined -1.9%. Category dollars for the quarter were not down as significantly as consumption volume due to slight increases in every day and promoted average selling prices. The current year Nielsen data referenced in this press release is as of December 29, 2012.
Post’s U.S. xAOC dollar market share was 10.2% for the thirteen weeks ended December 29, 2012, down 0.5 share points versus the same prior year time period. Post’s xAOC pounds share was steady at 10.4% for the thirteen week period ended December 29, 2012.
Post and Ralcorp entered into a Transition Services Agreement in connection with the spin-off of Post from Ralcorp, covering over 20 different services areas. The most critical service area, information technology, is on track to go live and on an independent basis this summer. Management does not expect the recent merger of Ralcorp with ConAgra Foods Inc. to materially impact Post’s information technology transition plans.
Outlook
Post management confirms its previously provided guidance for fiscal 2013 Adjusted EBITDA to be between $210 million and $225 million, after considering the estimated year-over-year unfavorable commodity cost effect of between $10 million and $15 million. Post management continues to expect that capital expenditures will be in the range of $30 to $35 million, inclusive of between $11 and $13 million of capital costs associated with establishing stand-alone information systems separate from Ralcorp. Finally, management expects net interest expense to be between $80 and $83 million in fiscal 2013.
Use of Non-GAAP Measures
Management has determined that the Adjusted EBITDA, Adjusted net earnings and Adjusted diluted earnings per share metrics presented herein are key metrics that will help investors understand the ultimate income and near-term cash flows generated by our business. Adjusted EBITDA is a non-GAAP measure which represents net earnings excluding income taxes, net interest expense, net other nonoperating income/expense, depreciation and amortization, noncash stock based compensation, nonrecurring cash compensation for retention/severance, accounts receivable servicing fees, costs to effect Post’s separation from Ralcorp and to establish stand-alone systems and processes, mark to market adjustments on economic hedges and intangible asset impairments, if any, and including an estimate of incremental costs Post would have incurred had it been a stand-alone public company during the periods presented. The Company believes that Adjusted EBITDA is useful to an investor in evaluating the Company’s operating performance and liquidity because (i) it is widely used to measure a company’s operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, (ii) it presents a meaningful measure of corporate performance exclusive of the Company’s capital structure and the method by which the assets were acquired, and (iii) it is a widely accepted financial indicator of a company’s ability to service its debt, as the Company is required to comply with certain covenants and limitations that are based on variations of EBITDA in the Company’s financing documents. Adjusted net earnings is a non-GAAP measure which represents net earnings excluding costs to effect Post’s separation from Ralcorp and to establish stand-alone systems and processes, nonrecurring cash compensation for retention/severance, items not transferred to Post after the separation from Ralcorp such as equity income and currency gains on intercompany debt, and includes an estimate of incremental selling, general and administrative costs and interest expense Post would have incurred had it been a stand-alone public company for the entire period reported. The Company believes Adjusted net earnings and Adjusted diluted earnings per share are useful to investors in evaluating the Company’s operating performance because they exclude items that could affect the comparability of our financial results and could potentially distort the trends in business performance. In addition, for the historical periods presented, they provide investors with insight into the Company’s performance on a basis consistent with being a stand-alone public company rather than an operating segment of Ralcorp. The calculations of Adjusted EBITDA, Adjusted net earnings and Adjusted diluted earnings per share are not specified by United States generally accepted accounting principles. Our calculations of Adjusted EBITDA, Adjusted net earnings and Adjusted diluted earnings per share may not be comparable to similarly-titled measures of other companies. See the reconciliation tables provided at the end of this press release.
Conference Call
The Company will host a conference call on Thursday, February 7, 2013 at 4:30 p.m. Eastern Time. During the call, Terence E. Block, President and Chief Operating Officer, and Robert V. Vitale, Chief Financial Officer, will discuss the results for the first quarter of 2013 and fiscal 2013 guidance.
The call will be broadcast over the Internet and can be accessed by visiting the investor relations section of the Company’s website at www.postfoods.com. Participants may join the conference call by dialing (877) 540-0891 in the United States and (678) 408-4007 from outside the United States. The conference identification number for all participants is 91491617.

For those unable to participate during the live call and webcast, a replay will be available on the Company’s website until February 21, 2013.
Forward-Looking Statements
Certain matters discussed in this press release and on the conference call are forward-looking statements, including statements regarding the timing of our inventory reduction, our Adjusted EBITDA guidance for fiscal 2013, expected capital spending in fiscal 2013, expected net interest expense in fiscal 2013, our expected unfavorable commodity cost effect in fiscal 2013, and our expectations regarding the timing of our information technology transition. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include the impact of our separation from Ralcorp and risks relating to our ability to operate effectively as a stand-alone, publicly traded company; our high leverage and substantial debt, including covenants that will restrict the operation of our business; the impact of the restatement of Post’s financial statements; significant increases in the costs of certain commodities, packaging or energy used to manufacture our products; changes in our cost structure, management, financing and business operations following the separation; labor strikes or work stoppages by our employees; our ability to achieve benefits from our separation; our obligations to indemnify Ralcorp if the separation is taxable under certain circumstances; restrictions on our taking certain actions due to tax rules and covenants with Ralcorp; our ability to continue to compete in our product market against manufacturers of both branded and private label cereal products and our ability to retain our market position; our ability to maintain competitive pricing, successfully introduce new products or successfully manage our costs; our ability to successfully implement business strategies to reduce costs; impairment in the carrying value of goodwill or other intangibles; the loss or bankruptcy of a significant customer; allegations that our products cause injury or illness, product recalls and product liability claims and other litigation; our ability to anticipate changes in consumer preferences and trends; changes in consumer demand for ready-to-eat cereals; our ability to service our outstanding debt or obtain additional financing; disruptions in the U.S. and global capital and credit markets; legal and regulatory factors including changes in food safety, advertising and labeling laws and regulations; disruptions or inefficiencies in supply chain; fluctuations in foreign currency exchange rates; consolidations among the retail grocery and foodservice industries; change in estimates in critical accounting judgments and changes to or new laws and regulations affecting our business; losses or increased funding and expenses related to our qualified pension plan; loss of key employees; changes in weather conditions, natural disasters and other events beyond our control; business disruptions caused by information technology failures; and other risks described in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements represent the Company’s judgment as of the date of this press release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.
About Post Holdings, Inc.
Post Holdings, Inc. is the parent company of Post Foods, LLC. Post has enriched the lives of consumers, bringing quality foods to the breakfast table since the company’s founding in 1895. Post’s products are generally sold to supermarket chains, wholesalers, supercenters, club stores, mass merchandisers, distributors, convenience stores and the foodservice channel in North America. Those products are manufactured at four facilities located in Battle Creek, Michigan; Jonesboro, Arkansas; Modesto, California; and Niagara Falls, Ontario. Post’s portfolio of brands includes diverse offerings to meet the taste and nutritional needs of all families, including such favorites as Honey Bunches of Oats®, Pebbles™, Great Grains®, Post Shredded Wheat®, Post® Raisin Bran, Grape-Nuts®, and Honeycomb®.  With the acquisition of Attune Foods, Post’s portfolio of brands now also includes Attune®, Uncle Sam® and Erewhon®. Post is dedicated to health and wellness, offering consumers a variety of cereal choices to meet their nutritional needs from whole grain and fiber to lower sugar offerings. For more information, visit www.postfoods.com.

Contact:
Pia Koster, Director, Investor Relations
(314) 644-7678 (POST)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in millions, except per share data)

	Quarter Ended December 31,
	2012	2011

Net Sales	$236.9	$219.3
Cost of goods sold	131.2	121.3
Gross Profit	105.7	98.0
Selling, general and administrative expenses	72.1	63.5
Amortization of intangible assets	3.2	3.2
Other operating expenses, net	0.1	—
Operating Profit	30.3	31.3
Interest expense, net	19.2	13.0
Other income, net	—	(0.6)
Earnings before Income Taxes	11.1	18.9
Income tax expense	3.5	6.1
Net Earnings	$7.6	$12.8

Earnings per share:
Basic	$0.23	$0.37
Diluted	$0.23	$0.37

Weighted-Average Common Shares Outstanding:
Basic	32.6	34.4
Diluted	32.7	34.4

POST HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in millions)

	December 31, 2012	September 30, 2012
ASSETS
Current Assets
Cash and cash equivalents	$310.9	$58.2
Receivable from Ralcorp	0.9	—
Receivables, net	66.7	56.5
Inventories	100.1	78.6
Deferred income taxes	1.6	1.1
Prepaid expenses and other current assets	9.6	15.3
Total Current Assets	489.8	209.7

Property, net	396.3	405.1
Goodwill	1,370.1	1,366.6
Other intangible assets, net	736.6	736.0
Other assets	22.0	14.9
Total Assets	$3,014.8	$2,732.3

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Current portion of long-term debt	$17.5	$15.3
Accounts payable	42.2	50.0
Other current liabilities	79.7	61.1
Total Current Liabilities	139.4	126.4

Long-term debt	1,190.7	930.3
Deferred income taxes	314.0	314.9
Other liabilities	129.5	129.2
Total Liabilities	1,773.6	1,500.8

Total Stockholders' Equity	1,241.2	1,231.5
Total Liabilities and Stockholders' Equity	$3,014.8	$2,732.3

SELECTED CONDENSED CONSOLIDATED CASH FLOW INFORMATION (Unaudited)
(in millions)

	Quarter Ended December 31,
	2012	2011
Cash provided by (used in):
Operating activities	$23.6	$26.2
Investing activities	(14.2)	(9.1)
Financing activities	243.4	(6.0)
Effect of exchange rates on cash and cash equivalents	(0.1)	0.1
Net increase in cash and cash equivalents	$252.7	$11.2

RECONCILIATION OF NET EARNINGS TO ADJUSTED EBITDA (Unaudited)
(in millions)

	Quarter Ended December 31,
	2012	2011
Net Earnings	$7.6	$12.8
Income tax expense	3.5	6.1
Interest expense, net	19.2	13.0
Depreciation and amortization	16.2	14.9
Spin-Off costs/post Spin-Off non-recurring costs	2.8	2.7
Non-cash stock-based compensation	2.5	0.4
Mark to market adjustments on economic hedges	0.7	0.6
Nonrecurring cash compensation/retention	—	0.3
Other nonoperating income, net	—	(0.6)
Accounts receivable servicing fees	—	(0.8)
Public company costs (1)	—	(3.8)
Adjusted EBITDA	$52.5	$45.6
Adjusted EBITDA as a percentage of Net Sales	22.2%	20.8%
_________

(1)
Represents Post management's estimate of the incremental cash costs Post would have incurred as a separate, stand-alone public company if the Company had been separated from Ralcorp for the quarter ended December 31, 2011. These costs were not actually incurred during the quarter ended December 31, 2011. The estimated costs have been deducted in the calculation of Adjusted EBITDA to provide a frame of reference for future periods.

RECONCILIATION OF NET EARNINGS TO ADJUSTED NET EARNINGS (Unaudited)
(in millions, except per share data)

	Quarter Ended December 31,
	2012	2011
Net Earnings	$7.6	$12.8
Adjustments to Net Earnings:
Spin-Off costs/post Spin-Off non-recurring costs	2.8	2.7
Mark to market adjustments on economic hedges	0.7	0.6
Nonrecurring cash compensation/retention	—	0.3
Other nonoperating income, net	—	(0.6)
Accounts receivable servicing fees	—	(0.8)
Incremental interest expense (1)	—	(3.2)
Public company costs (2)	—	(3.8)
	3.5	(4.8)
Income tax effect on adjustments	(1.1)	1.5
Adjusted Net Earnings	$10.0	$9.5

Weighted-Average Shares Outstanding - Diluted	32.7	34.4

Adjusted Diluted Earnings per Share	$0.31	$0.28
_________

(1)
Represents Post management's estimate of incremental interest expense Post would have incurred if the debt incurred on February 3, 2012 to effect the spin-off from Ralcorp had been outstanding for all of fiscal 2012. These costs were not actually incurred during the quarter ended December 31, 2011. The estimated costs have been deducted in the calculation of Adjusted Net Earnings and Adjusted Diluted Earnings per Share to provide a frame of reference for future periods.

(2)
Represents Post management's estimate of the incremental cash costs Post would have incurred as a separate, stand-alone public company if the Company had been separated from Ralcorp for the quarter ended December 31, 2011. These costs were not actually incurred during the quarter ended December 31, 2011. The estimated costs have been deducted in the calculation of Adjusted Net Earnings and Adjusted Diluted Earnings per Share to provide a frame of reference for future periods.